Exhibit 99.1

Castellum, Inc. Announces Signing of Non-binding LOI for East Coast Government Contractor

BETHESDA, MD., January 18, 2023— Castellum, Inc. (NYSE-American: CTM), a cybersecurity, electronic warfare, data analytics, software, and IT services company focused on the federal government, announces that it has signed a non-binding letter of intent to acquire an East Coast based government contractor which focuses on cybersecurity, data analysis, and other IT services for federal civilian agencies. Subject to customary due diligence and the execution of a definitive purchase agreement, Castellum expects to close the transaction within the next 90 days.

The potential acquisition, when combined with Castellum’s other, previously announced, pending non-binding LOI is expected to boost Castellum to over a $60 million annualized revenue run-rate versus a current $44 million run-rate based on announced Q3 2022 results.

“We are pleased to announce the execution of another LOI to extend our buy-and-build strategy,” said Mark Fuller, President and CEO of Castellum. “This additional work in Federal Civilian agencies, will further broaden Castellum’s customer base, while adding new capabilities and leveraging past performance enjoyed by our Department of Defense (DoD) customers with whom we have strong and growing relationships. We also are talking with other companies that have business with DoD and Federal Civilian agencies, about potential acquisition as we are working to double our top line run rate in 2023.”

About Castellum, Inc.:

Castellum Inc. (NYSE: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation’s most pressing national security challenges. We provide US government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. We also offer subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing our organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to US national security and have a history of bringing exceptional value to their clients - http://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters disclosed at www.sec.gov. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements. Specifically, Castellum may not close on the LOI announced today which would cause future revenue to be less than anticipated.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com